Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Blue Valley Ban Corp.

Overland Park, Kansas

We consent to the incorporation by reference in Registration Statement No. 333-46022 on Form S-8 of Blue Valley Ban Corp., of our report, dated March 22, 2012, relating to the consolidated balance sheets of Blue Valley Ban Corp. as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2011, which report appears in the December 31, 2011 Annual Report on Form 10-K of Blue Valley Ban Corp.

/s/ BKD, LLP

Kansas City, Missouri
March 22, 2012